Exhibit 99.2

Aeries Technology, Inc. Announces Two Executive Appointments

NEW YORK – November 13, 2023 – Aeries Technology, Inc. (“Aeries” or “the Company”), a global professional services and consulting partner, today announced the appointment of Rajeev Nair to the position of Chief Financial Officer, and Daniel Webb to the position of Chief Investment Officer.

“I am thrilled to welcome both Rajeev and Daniel to the Aeries family,” said Sudhir Panikassery, Chief Executive Officer and Co-Founder of Aeries. “With track records in a variety of leadership roles, we believe that Rajeev and Daniel’s appointments will help us execute our corporate and growth strategy as we help our clients expand their footprints and build on their own success.”

Rajeev Nair, Chief Financial Officer

Mr. Nair is a seasoned executive with more than 20 years of experience in Finance and Technology, and is skilled in applying AI towards business strategy and growth. Previously, he served as the Chief Financial Officer of McLaren Technology Acquisition Corp. from 2021 to 2023, helping to lead their IPO and raising $205 million. Prior to this, Mr. Nair led the Predictive Modeling and AI effort for CreditOne Bank, a leader in the credit card industry, where he formulated their enterprise level AI/ML strategy and roadmap for the company. Prior to his role at CreditOne, Mr. Nair served in roles such as Head of Corporate Finance and Director of FP&A at UST Global, a leading digital transformation solutions company, where he led strategic investments and the company’s technology footprint expansion. In addition to his corporate roles, Mr. Nair has also served as a consultant to GE Capital, Prudential Investment Management, and U.S.-based Fortune 500 companies. Mr. Nair earned his MBA from Columbia Business school and his Bachelor of Technology from IIT Kharagpur.

Daniel Webb, Chief Investment Officer

Mr. Webb comes with over 14 years of experience including 3 years as a founder and CEO of a public company, Worldwide Webb Acquisition Corp., and 11 years in investment banking and private equity. As an investment banker and private equity investor, he worked on transactions totaling approximately $40 billion in transaction value for disruptive technology companies. In his career as an investment banker at Bank of America and Citi, he advised leading technology companies on their IPOs such as Snap, Carvana, Pinterest, Delivery Hero, Arista Networks, Freescale Semiconductor, Fiverr, Grubhub, Cardlytics, Revolve, SurveyMonkey, Zulily, and Trivago. He also helped raise public and private capital for leading technology companies such as Microsoft, Pinterest, Costar, Thrasio, Fiverr, Fanatics, Grubhub, Cardlytics, Overstock, MakeMyTrip, Purple, GSV Capital, Paytm, Integral Ad Science, and Thrillist. In addition, he advised on one of the largest internet acquisitions in history, Just Eat Takeaway’s acquisition of Grubhub as well as other transactions such as Credit Karma’s sale to Intuit, Cardlytics’ acquisition of Dosh, Bonobos’ sale to Walmart, Reachlocal’s sale to Gannett, and Aristocrat Leisure’s acquisition of Plarium. Mr. Webb previously worked in private equity at HarbourVest Partners where he directed investments in Lightower Fiber Networks, Sidera Networks, and Confie Seguros. Mr. Webb holds a Master of Accounting and a B.S. in Accounting from Brigham Young University.

About Aeries Technology

Aeries, a global professional and management services partner offering a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Aeries and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, global conflicts, inflation and other global events on Aeries' results of operations and global supply chain constraints, Aeries' ability to continue to grow its business and execute its strategies and plans, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Aeries' technology and services, Aeries' ability to maintain compliance with Nasdaq's continued listing requirements, the ability to obtain financing if needed, competition, general economic conditions and other factors that are detailed in Aeries' periodic and current reports available for review at sec.gov. Furthermore, Aeries operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Aeries disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Contacts

Investors:

Ryan Gardella
AeriesIR@icrinc.com

Media:
Katie Creaser
AeriesPR@icrinc.com